Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:          May 6, 2010

SKYWEST ANNOUNCES FIRST QUARTER 2010 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $632.2 million for the quarter ended March 31, 2010, compared to $672.6 million for the same period last year.  SkyWest also reported net income of $15.0 million or $0.26 per diluted share, for the quarter ended March 31, 2010, compared to $9.4 million of net income or $0.16 per diluted share, for the same period last year.

Following are the significant items affecting SkyWest’s financial and operating performance during the quarter ended March 31, 2010:

SkyWest is reimbursed by its major partners for fuel and certain other costs under its contract flying arrangements. For financial reporting purposes, these reimbursements are recorded as operating revenues.  Excluding fuel cost reimbursements, total operating revenues for the first quarter of 2010 increased 7.6% to $577.1 million compared to $536.1 million for the same period last year.  The increase was primarily the result of an increase in the number of block hours in contract flying and additional pro-rate flying.  SkyWest produced 344,153 block hours, a 6.0% increase, for the quarter ended March 31, 2010, compared to 324,797 block hours for the same period last year.

Total operating expense and interest per available seat mile (“ASM”) for the first quarter of 2010, excluding fuel expense of $73.5 million, or $0.013 per ASM, decreased 5.9% to $0.095 from $0.101 for the comparable quarter of 2009.  The decrease was primarily due to an overall reduction in personnel (full-time equivalent basis) by approximately 5.9% for the quarter ended March 31, 2010, compared to the same period last year, while at the same time ASM production increased by approximately 9.9% for the comparable periods. The decrease was also partially attributable to flying more regional jets, which have larger seating capacities and typically generate more ASMs than smaller aircraft flying the same routes.  Total operating expense and interest, excluding fuel expense, was $537.9 million for the quarter ended March 31, 2010, compared to $514.1 million for the quarter ended March 31, 2009.

SkyWest recorded stock-based compensation expense of approximately $2.0 million ($1.2 million after-tax) for the quarter ended March 31, 2010, compared to $2.6 million ($1.8 million after tax) for the same quarter of 2009.  The decrease was the result of granting fewer stock based awards than previously granted.

During the quarter ended March 31, 2010, SkyWest repurchased 83,288 shares of its common stock, at an average cost of $14.09 per share and a total cost of approximately $1.17 million under stock buyback programs previously authorized by its Board of Directors.  As of March 31, 2010, SkyWest had authorization to repurchase up to an additional 2.69 million shares of its common stock.  SkyWest may continue to repurchase shares of its outstanding common stock under its authorized stock buyback program from time to time, as it deems appropriate.

At March 31, 2010, SkyWest had approximately $729.7 million in cash and marketable securities, compared to approximately $732.4 million as of December 31, 2009.  SkyWest’s long-term debt was $1.87 billion as of March 31, 2010, compared to $1.82 billion as of December 31, 2009.  The increase in SkyWest’s long-term debt was primarily the result of acquiring four new CRJ700 regional jet aircraft that were financed with long-term debt, partially offset by SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 5.8% discount rate, the present value of these lease obligations was approximately $2.0 billion as of March 31, 2010.

At March 31, 2010, SkyWest’s fleet totaled 456 aircraft, consisting of 406 regional jets (238 assigned to Delta Air Lines, Inc. (“Delta”), 161 assigned to United Air Lines, Inc. (“United”), five assigned to AirTran Airways, Inc. (“AirTran”) and two assigned to SkyWest Airlines) and 50 EMB-120 aircraft (39 assigned to United and 11 assigned to Delta).

SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2009, describes SkyWest’s maintenance expense policy for its CRJ200 regional jet aircraft engines. Generally, SkyWest collects revenue at a fixed hourly rate for mature engine maintenance under its capacity purchase agreements with United.  During the quarter ended March 31, 2010, SkyWest incurred $8.4 million pre-tax expense in related engine maintenance costs in excess of amounts collected and recorded as revenue.

SkyWest Airlines and Atlantic Southeast Airlines (“ASA”) have each entered into a Delta Connection Agreement with Delta wherein each of these entities provides contractual flight services.  These Delta Connection Agreements provide that beginning on the third anniversary of the agreements (September 8, 2008) Delta has the right to require that certain contractual rates under those agreements do not exceed the average rate of all Delta Connection Program carriers.  As of March 31, 2010, SkyWest Airlines and ASA had not finalized the contractual rates under their respective agreements.  SkyWest Airlines and ASA continue to negotiate with Delta on this issue and a resolution has not yet been reached.  SkyWest continues to record revenue under those agreements based on management’s best estimate of the revenue that SkyWest Airlines and ASA will ultimately realize upon settlement of the issue.

During the quarter ended March 31, 2010, SkyWest made an additional $10.0 million investment in TRIP Linhas Aereas (“TRIP”), a regional airline headquartered in Campinas, Brazil.  SkyWest’s total investment in TRIP is $30.0 million which represents 20% total ownership in TRIP.

SkyWest has previously announced that ASA and SkyWest Airlines filed a lawsuit in Georgia state court against Delta regarding Delta’s withholding of amounts related to payments that are reimbursable to SkyWest in connection with certain irregular operations (“IROP”) under its existing agreements with Delta. As of March 31, 2010, SkyWest had recognized a cumulative total of $31.7 million of revenue associated with this matter for which Delta has withheld payment. SkyWest is vigorously pursuing its claim for such amounts to the extent permitted under various motions between the parties and the matter is ongoing.

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia are wholly owned subsidiaries of SkyWest, Inc.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta.  SkyWest Airlines also has a marketing agreement with AirTran.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta.  ASA began service as a United Express carrier on February 11, 2010 under a contractual agreement with United.  System-wide, SkyWest serves a total of approximately 226 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,600 daily departures.  This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; the financial stability of SkyWest’s major partners regarding any impact on the contracts that SkyWest operates under in their behalf; the resolution of current litigation with one of its major airline partners; variations in market and economic conditions; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2009, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
OPERATING REVENUES:
Passenger	$623,112	$664,883
Ground handling and other	9,131	7,759
Total operating revenues	632,243	672,642
OPERATING EXPENSES:
Aircraft fuel	73,514	140,629
Salaries, wages and benefits	178,563	176,872
Aircraft maintenance, materials and repairs	106,755	92,158
Aircraft rentals	76,459	72,782
Depreciation and amortization	58,146	54,584
Station rentals and landing fees	28,885	32,874
Ground handling services	29,444	25,448
Other, net	38,056	36,471
Total operating expenses	589,822	631,818
OPERATING INCOME	42,421	40,824
OTHER INCOME (EXPENSE):
Interest income	3,970	2,722
Interest expense	(21,585)	(22,951)
Impairment of marketable securities	—	(7,115)
Other	(255)	(319)
Total other (expense), net	(17,870)	(27,663)
INCOME BEFORE INCOME TAXES	24,551	13,161
PROVISION FOR INCOME TAXES	9,537	3,789
NET INCOME	$15,014	$9,372

BASIC EARNINGS PER SHARE	$0.27	$0.17
DILUTED EARNINGS PER SHARE	$0.26	$0.16
Weighted average common shares:
Basic	55,855	56,546
Diluted	56,864	57,427

Unaudited Operating Highlights

	Three Months Ended March 31,
Operating Highlights	2010	2009	% Change

Passengers carried	8,717,803	7,633,909	14.2
Revenue passenger miles (000)	4,348,176	3,849,527	13.0
Available seat miles (000)	5,640,970	5,134,723	9.9
Passenger load factor	77.1%	75.0%	2.1	pts
Passenger breakeven load factor	74.6%	73.0%	1.6	pts
Yield per revenue passenger mile	$0.143	$0.173	(17.3)
Revenue per available seat mile	$0.112	$0.131	(14.5)
Cost per available seat mile	$0.108	$0.128	(15.6)
Fuel cost per available seat mile	$0.013	$0.027	(51.9)
Average passenger trip length	499	504	(1.0)
Block Hours	344,153	324,797	6.0
Departures	222,240	205,880	7.9